Exhibit 10.10

SECOND AMENDMENT TO THE ROGERS CORPORATION

AMENDED AND RESTATED PENSION RESTORATION PLAN

WHEREAS, Rogers Corporation (the “Company”) established the Rogers Corporation Amended and Restated Pension Restoration Plan, effective as of January 1, 2005, which was amended and restated in its entirety on December 12, 2008 and further amended on September 30, 2009 (the “Plan”); and

WHEREAS, pursuant to Article VI of the Plan, the Compensation and Organization Committee (the “Committee”) of the Company’s Board of Directors is authorized to amend the Plan, and the Committee has determined that amending the Plan is now appropriate and desirable to clarify its intended operation upon a Change of Control (as defined in Section 1.5 of the Plan).

NOW THEREFORE, that pursuant to the power reserved to the Committee under Article VI of the Plan, and by virtue of the authority delegated to the undersigned officer by votes of the Committee, the Plan as previously amended is hereby amended as follows effective January 1, 2009:

1.             The following Section 4.8(d) shall be added to the Plan

“(d)	For avoidance of doubt, payments under this Section 4.8 upon a Change of Control shall be in complete discharge of the Company’s obligations to Participants under the Plan.”

2.             The following provision shall be added at the end of the second sentence of Article VI of the Plan:

“and the lump sum distribution on account of a Change of Control under Section 4.8 shall result in the immediate termination of the Plan.”

EXCEPT AS AMENDED HEREIN, the terms of the Plan are confirmed and remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer this 7th day of December, 2010.

ROGERS CORPORATION

By:  /s/ Robert M. Soffer
Its: Vice President and Secretary